SECURITIES AND EXCHANGE COMMISSION

                     WASHINGTON, D.C. 20549


                          SCHEDULE 13G



            Under the Securities Exchange Act of 1934


                        Amendment No. 11



                       HOUSE OF FABRICS, INC.
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                        (Name of Issuer)


                             Common
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                 (Title of Class of Securities)



                          441758-10-9
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                         (CUSIP Number)













CUSIP No. 441758-10-9


1.   Name and Social Security Number of Reporting Person.

     Barney Sofro:                      ###-##-####

2.   Check the Appropriate Box if a Member of a Group.

     (a)

     (b)  X

3.   SEC Use Only
                   ---------------------------------------

4.   Citizenship or Place of Organization:   United States of America

Number of Shares    5. Sole Voting Power               258,506
Beneficially
Owned by Each       6. Shared Voting Power             507,802
Reporting Person
With                7. Sole Dispositive Power          258,506

                    8. Shared Dispositive Power        507,802

9.   Aggregate Amount Beneficially Owned by
       Reporting Person                                776,308

10.  Check if the Aggregate Amount in Row 9
       Excludes Certain Shares

11.  Percent of Class Represented by Amount
       in Row 9                                          5.6%

12.  Type of Report Person (See Instructions)             IN


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


          February 16, 1995
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                 Date

  /s/  BARNEY SOFRO
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       BARNEY SOFRO